Exhibit 10.36

AMENDMENT TO OFFER LETTER

Effective December 31, 2008

Office Depot, Inc., a Delaware corporation (“Company”), set out the terms of its offer of employment to the executive named below (“Executive”) pursuant to a letter with the date specified below (“Offer Letter”). The Company and the Executive desire to amend the severance provisions of the Offer Letter (“Amendment”) in order to evidence documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulatory guidance thereunder, effective on the date specified above.

Executive: Daisy Vanderlinde

Date of Offer Letter: February 3, 2006

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. With respect to any quoted language herein, which shall be inserted into your Offer Letter, the parties intend for said quoted language to control to the extent that there is any conflict with the language in the original Offer Letter.

2. The section of the Offer Letter entitled “Employment at Will; Severance” is amended to read as follows:

“Employment at Will; Severance

Your employment will be at will, meaning that it can be terminated by either of us at any time and for any reason. However, if your employment is involuntarily terminated by the Company (other than (i) by reason of your disability, (ii) by reason of your continued failure to substantially perform your duties with the Company after written notice is delivered, (iii) by reason of your engaging in illegal conduct or any other conduct which is materially injurious to the Company or which violates the Code of Ethical Behavior of the Company or which violates any other material policy of the Company, or (iv) on any anniversary of your hire date, provided the Company has given you at least 90 days notice of such termination), then the Company will pay to you, less applicable taxes and other deductions required by law, the sum of (i) 18 months of your base salary at the rate in effect on the date of your employment termination, (ii) 18 times the difference between the Company’s monthly COBRA charge on your date of employment termination for the type of Company-provided group health plan coverage in effect for you on that date and the applicable active employee charge for such coverage, and (iii) 1.5 times your target annual bonus in effect for the year in which your employment is terminated (provided that you have not violated your non-compete agreement with the Company and in lieu of any other bonus of any sort whatsoever with respect to the year in which termination occurs). In addition, upon termination for which you are entitled to the forgoing benefits, you will have a period of 18 months to exercise any vested stock options (but, for each option, not longer than the original term of such option). The Company must deliver to you a customary release agreement (the “Release”) within seven days following the date of your employment termination. As a condition to receipt of the severance benefits specified in this section, you must (i) sign the Release and return the signed Release to the Company within the time period prescribed in the Release (which will not be more than 45 days after the Company delivers the Release to you), and (ii) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended; the total period of time described in (i) and (ii) above is the “Release Period.” The Company will pay the severance benefits specified in this section to you in a lump sum within 15 days following the expiration of the Release Period. In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the severance benefits specified in this section. Although your job duties, title, compensation, benefits, or the Company’s policies, practices and procedures may change from time to time, the ‘at-will’ nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer of the Company.”

3. The following new section entitled “Expense Reimbursements” shall be inserted at the end of the Offer Letter:

“Expense Reimbursements

To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if you incur the corresponding expense during the term of your employment with the Company and submit the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can, and will, make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.”

4. The following new section entitled “Tax Treatment” shall be inserted at the end of the Offer Letter:

“Tax Treatment:	This letter will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-l(b)(9)(iii). You acknowledge and agree that the Company has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this letter and that you are solely responsible for all taxes due with respect to such compensation and benefits.”

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Office Depot, Inc.

By:	/s/ Stephen R. Calkins
Name: Stephen R. Calkins
Title: Vice President, Associate General Counsel

Agreed to and Accepted by Executive,

/s/ Daisy Vanderlinde
Daisy Vanderlinde
Date: 12-23-08

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